EXHIBIT 99.1

YouBlast Global, Inc.
(f/k/a Sahara Media Holdings, Inc.)

August 8, 2011
To Our Shareholders,

For YouBlast Global, Inc. shareholders, this has been and continues to be a transformational year.  One year ago, we set out to streamline our operations, refocus our business model and divest businesses that were not productive or did not meet our expectations.  We have been retooling and rededicating our efforts toward core technologies that we expect to contribute significantly to the overall value of the Company.  We remain very much in the early stages of this process, but we have made substantial strides.  Along the way we made the business model more efficient as well.

As part of our retooling, we have made material organizational and Board changes, including adding senior-level oversight by respected industry professionals and bidding farewell to former Company leaders so that we may have a team we believe is best suited to lead and implement the intended transition.  Also, in order to finish our required securities filings and begin the application process for a listed exchange the Company recently has completed several bridge debt financings.  While there can be no assurances that the Company will achieve its goals, we believe that we have made substantial progress and, despite the very real challenges before us, including limited financial resources, the Company believes it is on a more sound footing than it was one year ago.

Despite our ongoing financial constraints, including extremely limited liquidity and capital resources, we have endeavored to continue our plan of identifying key technologies.  For example, we have invested in a cloud-based technology that we expect will emerge as an important part of our business and contribute to establishing our revenue base over the next several years.  We are optimistic that this deal will serve as a model for our strategy going forward.  Currently, we are evaluating similar opportunities.  As we look at technology outside the Company we are attempting to find synergies with our internal technology.

Looking forward, YouBlast currently intends to pursue a business strategy with key growth components such as collaboration, joint venture and internal technological development.  This growth strategy, however, likely will require the Company to raise substantial amounts of new equity.  In this regard, we are grateful to John Thomas Financial, as our financial advisors, and to you, our shareholders, for your continued support and patience.

It is my pleasure to serve the shareholders, and I am excited about the Company’s prospects moving forward.

Respectfully,

/s/ Jeffrey Forster

Jeffrey Forster
CEO
YouBlast Global, Inc.
.